Exhibit 10.22

EMPLOYMENT SECURITY AGREEMENT

This Employment Security Agreement (the “Agreement”) is entered into as of the 26th day of June 2001, by and between Building Materials Corporation of America, a Delaware corporation with its executive offices located at 1361 Alps Road, Wayne, New Jersey 07470 (the “Employer”), and Doug Blackwell, residing at                               (the “Executive”).

WITNESSETH

WHEREAS, the Executive is currently employed by the Employer as its Senior Vice President, Supply Chain Management; and

WHEREAS, the Employer desires to attract and retain well-qualified executives and key personnel and to provide certain security to both itself and the Executive of continuity of management in the event of a change in control of the Employer; and

WHEREAS, the Executive and the Employer desire to enter into this Agreement, which sets forth the terms of the security the Employer is providing the Executive with respect to his employment;

NOW, THEREFORE, in consideration of the mutual covenants and promises contained herein, and other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the parties agree as follows:

1.                                       Definitions. For purposes of this Agreement the following definitions shall apply:

(a)                                  “Base Salary” means the higher of the Executive’s annual base salary at the rate in effect on either the date of a Change in Control or the date of the Executive’s termination of employment.

(b)                                 “Bonus” means the average payment made to the Executive under any bonus plan of the Employer for the three full fiscal years of the Employer preceding the date of the Change in Control, or for such shorter period that the Executive has been employed by the Employer. If the Executive has not been employed by the Employer for a sufficient length of time for a bonus to be payable, “Bonus” shall mean the average target bonus for which the Executive would have been eligible or, in the absence of any such target, 50% of the Executive’s Base Salary.

(c)                                  “Cause” shall be deemed to exist only if:

(1)                                  The Executive engages in acts or omissions constituting dishonesty in the capacity of his employment with the Employer, an intentional breach of fiduciary obligation or an intentional wrongdoing or malfeasance;

(2)                                  The Executive is convicted of a criminal violation involving fraud or dishonesty; or

(3)                                  The Executive materially breaches this Agreement (other than by engaging in acts or omissions enumerated in paragraphs (1) and (2)

above), or materially fails to satisfy the conditions and requirements of his employment with the Employer, and such breach or failure by its nature is incapable of being cured, or such breach or failure remains uncured for more than 30 days following receipt by the Executive of written notice from the Employer specifying the nature of the breach or failure and demanding the cure thereof.

Without limiting the generality of the foregoing, the following shall not constitute Cause:

(4)                                  Any personal or policy disagreement between the Executive and the Employer or any member of the Board of Directors of the Employer; or

(5)                                  Any action taken by the Executive in connection with his duties if (i) the Executive acted in good faith and in a manner the Executive reasonably believed to be in, and not opposed to, the best interests of the Employer and (ii) the Executive had no reasonable cause to believe his conduct was unlawful.

Notwithstanding anything herein to the contrary, in the event the Employer terminates the employment of the Executive for Cause hereunder, the Employer shall give at least 30 days prior written notice to the Executive specifying in detail the reason or reasons for the Executive’s termination for Cause.

(d)                                 “Change in Control” shall be deemed to occur in connection with any, of the following events:

(1)                                  The Heyman Group ceases to be the beneficial owner, directly or indirectly, of a majority voting power of the voting stock of the Employer;

(2)                                  The transfer or sale of a Substantial Portion of the Property of the Employer in any transaction or series of transactions to any entity or entities other than an entity of which the Heyman Group owns at least 80% of such entity’s capital stock or beneficial interest.

(3)                                  Any person or entity, other than the Heyman Group, assumes, without the consent of the Heyman Group, management responsibilities for the affairs of G-1 or any subsidiary thereof.

For purposes of this subsection (d), the “Heyman Group” shall mean (i) Samuel J. Heyman, his heirs, administrators, executors and entities of which a majority of the voting stock is owned by Samuel J. Heyman, his heirs, administrators or executors and (ii) any entity controlled, directly or indirectly, by Samuel J. Heyman or his heirs, administrators or executors. Also for purposes of this subsection (d), “beneficial ownership” shall be determined in accordance with Rule 13d under the Securities Exchange Act of 1934, as amended.

(e)                                  “Code” means the Internal Revenue Code of 1986, as amended.

(f)                                    “Effective Date” means the date of this Agreement as set forth above.

(g)                                 “Good Reason” shall exist if:

(1)                                  There is a significant adverse change in the nature or the scope of the Executive’s authority or duties;

(2)                                  There is a reduction in the Executive’s rate of Base Salary in effect at the time of the Change in Control, or a material adverse change to the Executive with respect to the bonus plan as in effect at the date of the Change of Control.

(3)                                  The Employer changes the principal location in which the Executive is required to perform services to a location not within a 50 mile radius from 1361 Alps Road, Wayne, New Jersey;

(4)                                  The Employer terminates or amends any Incentive Plan or Retirement Plan so that, when considered in the aggregate with any substitute Plan or Plans, the Incentive Plans and Retirement Plans in which he is participating fail to provide him with a level of benefits at least equal to the value of the level of benefits provided in the aggregate by such Incentive Plans or Retirement Plans at the date of a Change in Control. Notwithstanding the foregoing, this subparagraph (4) shall not be considered Good Reason if the Employer agrees to pay to the Executive outside of each such Plan the difference in the value of benefits in the same form, time and manner as payments are otherwise to be made to the Executive under the Plan.

(i)                                     “Incentive Plans” shall mean any incentive, bonus, deferred compensation or similar plan or arrangement currently or hereafter made available by the Employer in which the Executive is eligible to participate, including but not limited to those plans listed on Exhibit A.

(j)                                     “Retirement plans” shall mean any qualified or supplemental defined benefit retirement plan or defined contribution retirement plan currently or hereinafter made available by the Employer in which the Executive is eligible to participate, or any private retirement arrangement maintained by the Employer solely for the Executive, including but not limited to those plans listed on Exhibit B.

(k)                                  “Severance Period” shall mean the period beginning on the date the Executive’s employment with the Employer terminates under circumstances described is Section 3 and ending on the first to occur of either the date that is 24 months thereafter or the date the Executive attains or would have attained age 65.

(1)                                  “Substantial Portion of the Property of the Emp1oyer” shall mean a majority of the aggregate book value of the assets of the Employer as set forth on the most recent balance sheet of the Employer, prepared on a consolidated basis, by its regularly employed, independent, certified public accountants.

(m)                               “Welfare Plan” shall mean any health, major medical, vision or dental plan, disability plan, survivor income plan or life insurance plan or other arrangement currently or hereafter made available by the Employer in which the Executive is eligible to participate, including but not limited to those plans listed on Exhibit C.

2.                                       Term. The term of this Agreement shall be the period beginning on the Effective Date and terminating on the first to occur of either (i) the date that is 24 months after the date of the Executive’s termination of employment under circumstances described in Section 3, or (ii) the date the Executive attains or would have attained age 65 (the “Term”).

3.                                       Benefits Upon Termination of Employment. If, at any time during the 36 month period following a Change in Control, (i) the Executive’s employment with the Employer is terminated by the Employer (or any successor to the Employer) for any reason other than Cause, or (ii) the Executive terminates his employment with the Employer for Good Reason, the following provisions will apply:

(a)                                  The Employer shall provide to the Executive a single sum payment equal to the sum of two times the Executive’s Base Salary and two times the Executive’s Bonus, to be paid within 60 days of the Executive’s termination of employment.

(b)                                 The Executive shall immediately become fully vested and entitled to receive any and all benefits accrued under any Incentive Plans and Retirement Plans to the date of termination of employment, which amount, form and time of payment of such benefits shall be determined by the terms of such Incentive Plan or Retirement Plan, and the Executive’s employment shall be deemed to have terminated by reason of retirement under each such Plan under circumstances that have the most favorable result for the Executive thereunder. To the extent that such accelerated vesting or deemed termination treatment is not permitted under the terms of any such Incentive Plan or Retirement Plan, the Employer will make payments or distributions to the Executive outside of each such Plan in an amount substantially equivalent to the payments or distributions the Executive would have received had such accelerated vesting or deemed termination treatment been permitted under the terms of the Plan.

(c)                                  For purposes of all Incentive Plans and Retirement Plans, the Executive shall be given service credit for all purposes for, and shall be deemed to be an employee of the Employer during, the Severance Period. To the extent that such service credit or deemed employee treatment is not permitted under the terms of any such Incentive Plan or Retirement Plan, the Employer will make payments or distributions to the Executive outside of each such Plan in an amount substantially equivalent to the payments or distributions the Executive would have received had such service credit or deemed employee treatment been permitted under the terms of the Plan.

(d)                                 If upon the date of termination of the Executive’s employment, the Executive holds any options with respect to stock of the Employer, all such options will immediately become fully vested and exercisable upon such date and will be exercisable for the shorter of: (i) 24 months after the date of the Executive’s termination of employment; or (ii) for the term of the options as provided in the governing option plan or option agreement. Upon acceleration of vesting and exercise of such options, the Employer will provide to the Executive a lump sum payment, within 60 days after the exercise of such options, in an amount equal to the excess, if any, of the aggregate fair market value of all stock of the Employer subject to such options, determined as of the date of termination of employment, over the aggregate option price of such stock, and the Executive will surrender all such options unexercised.

(e)                                  During the Severance Period, the Executive and his spouse and other dependents will continue to be covered by all Welfare Plans maintained by the Employer in which the Executive, spouse or dependents were participating immediately before the date of the Executive’s termination as if the Executive continued to be an employee of the Employer, provided, that if participation in any one or more of such Welfare Plans is not possible under the terms thereof, the Employer will provide substantially identical benefits to the Executive and his spouse and other dependents outside of the Welfare Plans for the duration of the Severance Period. If, however, the Executive obtains full-time employment with another employer during the Severance Period, such coverage (other than federally mandated COBRA coverage) shall cease as of the day of his employment with the new employer.

(f)                                    The Executive shall be entitled to a payment attributable to compensation for unused vacation periods accrued as of the date of his termination of employment. Payment for accrued, unused vacation shall be made to the Executive in a lump sum within 30 days following the date of the Executive’s termination of employment.

(g)                                 Subject to the provisions set forth herein, the Executive shall not be entitled to reimbursement for miscellaneous fringe benefits during the Severance Period, such as dues and expenses related to club memberships or expenses for professional services.

(h)                                 Subject to the provisions set forth herein, the Executive shall not be entitled to and the Employer shall have no other obligation to provide any severance pay under the Employer’s severance pay policy or otherwise.

4.                                       No Setoff.

(a)                                  The payments or benefits payable to the Executive, his spouse or other beneficiary under this Agreement shall not be reduced by the amount of any claim of the Employer against the Executive, his spouse or other beneficiary for any debt or obligation of the Executive, his spouse or other beneficiary owing to the Employer.

(b)                                 No payments or benefits payable to the Executive, his spouse or other beneficiary under this Agreement shall be reduced by any amount the Executive, his spouse or other beneficiary may earn or receive from employment with another employer or from any other source, except as expressly provided in paragraph 3(e).

5.                                       Death. If the Executive dies during the Severance Period, the following rules shall apply:

(a)                                  All amounts payable hereunder to the Executive shall, during the remainder of the Severance Period, be paid to his surviving spouse or other beneficiary. On the death of the survivor of the Executive and his spouse or other beneficiary, no further benefits will be paid under the Agreement.

(b)                                 During the remainder of the Severance Period, the Executive’s spouse and dependents, if any, shall be covered under all Welfare Plans made available by the Employer to the Executive, his spouse or dependents immediately before the date of the Executive’s death; provided, that if participation in any one or more of such Welfare Plans is not permitted under the terms thereof, the Employer shall provide substantially identical benefits to the spouse and dependents outside of the Welfare Plans far the duration of the Severance Period.

Any benefits payable under this Section 5 are in addition to any other benefits due to the Executive, his spouse or other beneficiaries or dependents from the Employer, including, but not limited to, payments under any of the Incentive Plans or Retirement Plans.

6.                                       Termination for Cause or Without Good Reason. If the Executive’s employment with the Employer is terminated (i) for any reason before a Change in Control, or (ii) after a Change in Control by the Employer for Cause or by the voluntary action of the Executive Without Good Reason, the Executive’s base salary in effect on the date of termination shall be paid through the date of termination, and the Employer shall have too further obligation to the Executive, his spouse or other beneficiary under this Agreement, except for benefits accrued under any Incentive Plans and Retirement Plans under paragraph 3(b) and payable in accordance with such Plans.

7.                                       Restrictive Covenants. No Solicitation of Representatives and Employees and Confidentiality. Executive agrees to execute simultaneously with this Agreement, the Employer’s Agreement Regarding Confidentiality and Competition he signed on January 29, 2001 which is attached to this Agreement as Exhibit D and made a part hereof, except that the definition of “Competitive Organization” as set forth in Paragraph 2(iii) of the Agreement Regarding Confidentiality and Competition shall include only roofing manufacturing companies and not distributors or customers of Employer and the Restricted Period (as defined in Paragraph 2 of the Agreement Regarding Confidentiality and Competition) shall be 18 months. If any conflict arises between the terms of this Agreement and the terms of the Agreement Regarding Confidentiality and Competition, should it become effective, regarding the Executive’s obligations, the terms of this Agreement shall govern.

Executive agrees to keep this Agreement strictly confidential and not to disclose its contents to anyone except his attorney and/or financial advisor, if any, and appropriate governmental agencies which require this information or except if required to respond to a valid subpoena or other legally required process. Executive may also disclose this Agreement and its contents to his immediate family. If disclosure is made to any of the foregoing, Executive shall advise each of the confidentiality requirements of this Agreement. If Executive is required to respond to a subpoena or other lawful process which calls for: (i) the disclosure or production of this Agreement, or any contents hereof, he shall notify GAFMC as soon as practicable by telefaxing or mailing the subpoena or other lawful process to General Counsel, GAF Materials Corporation, 1361 Alps Road, Wayne, New Jersey 07470, telefax no. (973) 628-3229.

8.                                       No Employer Assignment. The Employer may not assign this Agreement, except that the Employer’s obligations hereunder shall be binding legal obligations of any successor to all or substantially all of the Employer’s business by purchase, merger, consolidation or otherwise.

9.                                       No Executive Assignment. No interest of the Executive or his spouse or other beneficiary under this Agreement, nor any right to receive any payment or distribution hereunder, shall be subject in any manner to sale, transfer, assignment, pledge, attachment, garnishment or other alienation or encumbrance of any kind, nor may such interest or right be taken, voluntarily or involuntarily, for the satisfaction of the obligations or debts of, or other claims against, the Executive or his spouse or other beneficiary, including claims for alimony, child support, separate maintenance and claims in bankruptcy proceedings.

10.                                 Waiver.  The Employer and the Executive shall each have the right to waive any condition of compliance or breach of this Agreement by the other party. No such waiver, however, shall be effective unless it is in writing and signed by the party to be charged, nor shall any such waiver be deemed a waiver of any other condition, breach or other provision of this Agreement running in favor of that party.

11.                                 Outplacement Expenses.  The Employer shall pay the reasonable cost of the Executive’s out-of-pocket expenses relating to executive level outplacement services for the Executive’s pursuit of subsequent employment during the Severance Period.

12.                                 Arbitration.  The Executive and Employer agree to submit any controversy claim, or dispute arising from this Agreement, except as set forth herein, to binding arbitration before one neutral arbitrator with the American Arbitration Association. Any such arbitration shall be commenced by filing a demand for arbitration within sixty (60) days after such controversy, claim, or dispute has arisen. Notwithstanding the foregoing, the Executive and Employer agree that nothing in this Agreement shall be construed to limit the Employer’s right to seek injunctive relief with any court of appropriate jurisdiction with respect to any breach of the Executive’s obligation(s) under Paragraph 7 of this Agreement, or under any agreement(s) regarding confidentiality, non-competition, and/or non-solicitation.

13.                                 Applicable Law.  This Agreement shall be construed and interpreted pursuant to the laws of the State of New Jersey.

14.                                 Entire Agreement.  This Agreement contains the entire Agreement between the Employer and the Executive and supersedes any and all previous agreements, written or oral, among the parties relating to the subject matter hereof. No amendment or modification of the terms of this Agreement shall be binding upon the parties hereto unless reduced to writing and signed by the Employer and the Executive.

15.                                 No Employment Contract.  Nothing contained in this Agreement shall be construed to be an employment contract between the Executive and the Employer. The Executive is employed at will, and the Employer may terminate his employment at any time, with or without cause.

16.                                 Severability.  In the event any provision of this Agreement is held to be illegal or invalid, the remaining provisions of this Agreement shall remain in full force and effect.

17.                                 Successors.  This Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective heirs, representatives and successors.

18.                                 Notice.  Notices required under this Agreement shall be in writing and sent by registered mail, return receipt requested, to the addresses heretofore provided or to such other address that the party being notified may subsequently furnish to the others by written notice. Any notice addressed to the Employer shall be addressed to the attention of the General Counsel of the Employer.

19.                                 Counterparts.  This Agreement may be executed in counterparts, each of which shall be deemed an original.

EXECUTIVE	EMPLOYER

/s/ Doug Blackwell	By:	/s/ WILLIAM W. COLLINS
Doug Blackell	Name:	WILLIAM W. COLLINS

	Its.	PRESIDENT & CEO

EXHIBIT A

Executive Incentive Compensation Program

Preferred Stock Option Plan

Book Value Unit Plan

EXHIBIT B

Capital Accumulation Plan (401k)

EXHIBIT C

Life Insurance

Short Term Disability

Long-Term Disability

Flexible Benefits Program (which includes coverage for group health insurance, prescription drug, dental, and vision; spouse life insurance, child life insurance, Health Reimbursement Account, and Dependent Care Reimbursement Account)

EXHIBIT D

AGREEMENT REGARDING CONFIDENTIALITY AND COMPETITION

Management Professionals (GAFMC)

In consideration of my employment, an increase in compensation, or such other good and valuable consideration by GAF Materials Corporation and its subsidiaries (collectively “GAFMC”), I agree to the terms contained in this Agreement.

1.                                       Confidential Information. During the course of my employment, I may have access to a variety of information, in any form or medium, relating to GAFMC’s business and finances, some of which may be trade secrets, concerning competitive analyses, product costs, manufacturing costs, pricing information, business forecast information, sales information, profit information, accounting information, tax information, financial plans, acquisition and divestiture information and strategies, business strategies, product improvements and strategies, service improvements and strategies, marketing improvements and strategies, sales improvements and strategies, current product applications, current marketing plans and current sales plans, chemical processes and techniques, administrative information including management organizational information, and/or information which has not been made available to the general public by senior management (all the aforementioned information is collectively referred to as “Confidential Information”). I agree never to disclose Confidential Information except as is reasonably necessary to perform my job at GAFMC. Upon request or termination of my employment. I agree to return all Confidential Information.

2.                                       Non-Competition. GAFMC does not intend to interfere with any former employee’s employment opportunities unless there is a conflict with GAFMC’s legitimate business interests. In order to help protect those interests, while employed by GAFMC and for twelve (12) months (the “Restricted Period”) after my employment is terminated (i) by me or (ii) by the Company for cause, I agree not to become engaged, directly or indirectly, as an employee, consultant or otherwise, for any Competitive Organization in any management, executive, sales and marketing, research and development or operations position. I may accept such an engagement with a Competitive Organization if: (i) it is diversified and has well-established, pre-existing, separate and distinct divisions, (ii) I am involved only in that part of the business which is not a Competitive Organization, and (iii) prior to my accepting such an engagement, in any capacity, the Competitive Organization provides GAFMC with written assurances, satisfactory to GAFMC, that I will not, and the Competitive Organization will not cause me to, render services directly or indirectly in connection with any Competitive Product. The running of the Restricted Period shall be stopped or tolled for any period of time following the termination of my GAFMC employment during which I compete with GAFMC in violation of this paragraph 2.

As used in this paragraph 2:

(i)                                     “for cause” means: (a) the employee’s repeated failure to follow the instructions or directions of his supervisors in connection with the performance of his duties and responsibilities; (b) any fraud, criminal misconduct, breach of fiduciary duty, dishonesty, gross neglect or willful misconduct by the employee in connection with the performance of any of his duties and responsibilities; (c) the employee’s being under the influence of alcohol or illegal drugs during business hours or while on call; (d) the commission by the employee of either a felony or a crime of moral turpitude; or (e) any conflict of interest or other conduct by employee that is incompatible with continuance of employment by the Company and is not cured by employee within 14 days of notice by the Company;

(ii)                                  “Competitive Product” means: any roofing products, insulation products, roofing accessories, roofing services, glass strand technology based products, or any product(s) or service(s) offered by GAFMC at the time my employment relationship terminates of with which I had substantial involvement at any time during the twenty-four (24) months immediately preceding my last day of employment by GAFMC; and

(iii)                               “Competitive Organization” means: any person(s) organization(s), or entity(ies) which is/are engaged in the manufacture of a Competitive Product.

3.                                       Conduct Regarding GAFMC Employees. For twelve (12) months after termination, I will not, directly or indirectly, attempt to hire, engage the services of, or employ in any manner any person who is then a GAFMC executive, management, sales and marketing, operations, or research and development employee.

4.                                       Inventions, Techniques, or Processes. Any inventions, techniques, processes, and the like developed by me during the course of my employment (collectively referred to as “Intellectual Property”) are the property of GAFMC, and I assign to GAFMC all rights to such Intellectual Property, patentable or not, made or conceived by me while employed by GAFMC. I agree to do all that is necessary to cause all right and title pertaining to such Intellectual Property to belong exclusively to GAFMC and to enable GAFMC to maintain copyright, patent, trademark or other legal protection anywhere in the world.

5.                                       Remedies. Any breach or threatened breach of this Agreement will irreparably injure GAFMC, and money damages will not be an adequate remedy. Accordingly, GAFMC may obtain and enforce, an injunction prohibiting me from violating or threatening to violate this Agreement. This is not GAFMC’s only remedy, it is in addition to any other remedy available.

6.                                       Choice of Law and Forum: Submission to Jurisdiction. The construction, interpretation and performance of this Agreement shall be governed by, and in accordance with the laws of the State of New Jersey, and any action or proceeding arising from or related to this Agreement shall be commenced, prosecuted and maintained only in the State of New Jersey. I hereby consent to the personal jurisdiction of the state and federal courts located in New Jersey with respect to all actions and proceedings of the type described in the immediately preceding sentence.

7.                                       Advice. I have the right to consult an attorney before signing this Agreement.

8.                                       General. Each of the provisions of this Agreement shall be binding on me after my employment terminates, regardless of the reason(s) for termination.

This Agreement supersedes all prior agreements dealing with any of the subject matter of this Agreement and can be revoked or modified only by a written agreement signed by me and GAFMC.

The provisions of this agreement are severable, and the invalidity or unenforceability of any provision shall not affect application of any other provision, When possible, consistent with the purpose of this Agreement, any invalid provision of this Agreement may be reformed, and as reformed, enforced.

GAFMC may assign its rights under this Agreement.

/s/
– Employee	GAFMC

– Date	Date

THIS AGREEMENT IS NOT, AND SHALL NOT BE CONSTRUED TO CREATE A CONTRACT OF EMPLOYMENT, EXPRESS OR IMPLIED. I REMAIN AN AT-WILL EMPLOYEE. THIS MEANS THAT I HAVE THE RIGHT TO TERMINATE THE EMPLOYMENT RELATIONSHIP WITH OR WITHOUT CAUSE OR REASON, AND WITHOUT PRIOR NOTICE OR COMPLIANCE WITH ANY PROCEDURES. LIKEWISE, GAFMC CAN TERMINATE MY EMPLOYMENT WITH OR WITHOUT CAUSE OR REASON, AND WITHOUT PRIOR NOTICE OR COMPLIANCE WITH ANY PROCEDURES.